As filed with the Securities and Exchange Commission on January 19, 2023.
Registration No. 333-268510

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SATIXFY COMMUNICATIONS LTD.
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	3663	Not applicable
(State or Other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
SatixFy Communications Ltd.
12 Hamada St., Rehovot 670315
Israel
+(972) 8-939-3200
(Address, Including Zip Code, And Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

Copies of all correspondence to:
Michael Kaplan Brian Wolfe Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Richard J. Mann Perry Wildes Gross Law Firm 1 Azrieli Center, Round Tower Tel Aviv 6701101 Israel

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
SatixFy Communications Ltd. is filing this Amendment No. 3 to its Registration Statement on Form F-1 (File No. 333-268510) (the “Registration Statement”) as an exhibits-only filing, solely to include, as Exhibits 23.1 and 23.2, updated consents from the independent registered public accounting firms that were filed with Amendment No. 1 to the Registration Statement and re-file Exhibit 10.18 previously filed with Amendment No. 2 to the Registration Statement to correct typographical errors in the originally filed Exhibit. Accordingly, this Amendment No. 3 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature page to the Registration Statement and the Exhibits filed herewith. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers.
The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).
Our A&R Articles include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.
Item 7.   Recent Sales of Unregistered Securities.
Since November 1, 2019 we have made sales of the following unregistered securities:
•
On January 12, 2023, we issued in a private placement, 1,000,000 PIPE Warrants to the PIPE Investors in a cashless one-for-one exchange for the then outstanding PIPE Warrants initially issued in connection with the PIPE Financing pursuant to the SatixFy A&R Warrant Agreement.

•
On November 21, 2022, we issued in a private placement, 1,605,100 Additional Shares to Vellar pursuant to the Forward Purchase Agreement.

•
On October 27, 2022, we issued 2,000,000 of our ordinary shares and 1,000,000 of our redeemable warrants to certain qualified institutional buyers and accredited investors that agreed to purchase such securities in connection with the Business Combination for aggregate consideration of $2,000,000. Also in connection with the Business Combination, we issued 27,500,000 shares to a certain accredited investor and certain of our executive officers.

•
On February 1, 2022, we issued 808,907 or our ordinary shares to certain qualified institutional buyers and accredited investors in connection with the 2022 Credit Agreement.

•
In April 2021, we issued 38,996 warrants exercisable into preferred shares to Liquidity Capital II, L.P. in connection with a since completed loan agreement, which warrants were net exercised in connection with the Business Combination.

•
In March 2020, we issued 822,639 warrants exercisable into preferred shares to an accredited investor in connection with a since completed loan agreement, which warrants were exercised in connection with the Business Combination.

•
Since November 1, 2019, we have issued 6,599,493 options. All these stock options have been issued to employees, executive officers and consultants of the Company under Rule 701, Section 4(a)(2) or Regulation S of the Securities Act.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 8.   Exhibits and Financial Statements.
(a) Exhibits
Exhibit Number	Description
2.1†*	Business Combination Agreement, dated as of March 8, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.1 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
2.2*	Amendment No. 1 to Business Combination Agreement, dated as of June 13, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.2 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
2.3*	Amendment No. 2 to Business Combination Agreement, dated as of August 23, 2022, by and among SatixFy, Endurance Acquisition Corp. and SatixFy MS (incorporated by reference to Exhibit 2.3 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
3.1*	Form of Second Amended and Restated Articles of Association of SatixFy (incorporated by reference to Exhibit 3.2 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
4.1*	Amended and Restated Warrant Agreement, dated as of January 12, 2023, by and among SatixFy, Endurance Acquisition Corp, and Continental.
4.2*	Specimen Ordinary Share Certificate of SatixFy (incorporated by reference to Exhibit 4.7 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
4.3*	Specimen Warrant Certificate of SatixFy.
4.4*	Form of Warrant Agreement, by and among SatixFy and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.11 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
4.5*	Amended and Restated Shareholders’ Agreement, dated as of March 8, 2022, by and among SatixFy, certain equityholders of SatixFy and certain equityholders of Endurance Acquisition Corp (incorporated by reference to Exhibit 4.12 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
5.1*	Opinion of Gross & Co., as to the validity of the SatixFy Ordinary Shares and SatixFy warrants.
5.2*	Opinion of Davis Polk & Wardwell LLP as to the validity of the SatixFy warrants.
10.1*	Form of SatixFy Transaction Support Agreement, dated as of March 8, 2022, by and among SatixFy, Endurance Acquisition Corp. and certain equityholders of SatixFy (incorporated by reference to Exhibit 10.2 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.2*	Sponsor Letter Agreement, dated as of March 8, 2022, by and among Endurance Acquisition Corp., the Sponsor and certain officers and directors of Endurance Acquisition Corp. in favor of SatixFy and Endurance Acquisition Corp (incorporated by reference to Exhibit 10.3 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.3*	Amended and Restated Registration Rights Agreement, dated as of March 8, 2022, by and among Endurance Acquisition Corp., the Sponsor and certain equityholders of Endurance Acquisition Corp (incorporated by reference to Exhibit 10.4 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.4*	Form of Unit Subscription Agreement, by and between SatixFy and the subscribers party thereto (incorporated by reference to Exhibit 10.5 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

Exhibit Number	Description
10.5*	Common Equity Purchase Agreement, dated as of March 8, 2022, by and among SatixFy and CF Principal Investments LLC (incorporated by reference to Exhibit 10.6 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.6*	Form of Registration Rights Agreement, by and among SatixFy and CF Principal Investments LLC (incorporated by reference to Exhibit 10.7 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.7*	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.8 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.8†*	Credit Agreement, dated as of February 1, 2022, by and among SatixFy, Wilmington Savings Fund Society, FSB, as administrative agent and the lenders thereunder (incorporated by reference to Exhibit 10.10 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.9†*	Security Agreement, dated as of February 1, 2022, by and among SatixFy, the grantors party thereto and Wilmington Savings Fund Society, FSB, as collateral agent (incorporated by reference to Exhibit 10.11 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.10*	Shareholder Agreement, dated as of February 6, 2018, by and among SatixFy UK Limited and ST Electronics (Satcom & Sensor Systems) Pte Ltd (incorporated by reference to Exhibit 10.13 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.11*	Amendment No. 1 to Sponsor Letter Agreement, dated as of June 13, 2022, by and among SatixFy, Endurance Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.14 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.12*	Amendment No. 2 to Sponsor Letter Agreement, dated as of August 23, 2022, by and among SatixFy, Endurance Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.15 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).
10.13*	Forward Purchase Agreement, dated October 24, 2022, by and between SatixFy, Endurance, SatixFy MS and Vellar Opportunity Fund SPV LLC — Series 7, with the amended thereto entered into on October 25, 2022.
10.14*	Stock Purchase Agreement (entered into in connection with the Forward Purchase Agreement referenced in Exhibit 10.13), dated as of November 21, 2022, by and between SatixFy Communications Ltd. and Vellar Opportunity Fund SPV LLC — Series 7.
10.15*	Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated as of October 27, 2022, by and among Endurance Acquisition Corp., the Sponsor and the other parties thereto.
10.16*	Consulting Agreement, dated as of December 4, 2022, by and among SatixFy and ArgoSat Consulting LLC.
10.17*	Letter Agreement, dated as of December 8, 2022, by and among SatixFy, SatixFy MS, Endurance Acquisition Corp., Endurance Antarctica Partners and the other parties thereto.
10.18	Warrant Letter Agreement, dated as of January 12, 2023, by and among SatixFy, Endurance Antarctica Partners, LLC and CF Principal Investments LLC.
10.19*	SatixFy Communications Ltd. Compensation Policy (incorporated by reference to Exhibit 10.9 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 16, 2022, as amended).
21.1*	List of subsidiaries of SatixFy (incorporated by reference to Exhibit 21.1 to SatixFy Communications Ltd.’s Form F-4 filed with the SEC on September 21, 2022, as amended).

Exhibit Number	Description
23.1	Consent of Ziv Haft Certified Public Accountants (Isr.), a member firm of BDO International Limited, independent registered public accounting firm for SatixFy.
23.2	Consent of Marcum LLP, independent registered accounting firm for Endurance.
23.3*	Consent of Gross & Co. (included in Exhibit 5.1).
23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.2).
24.1*	Power of Attorney
107*	Filing Fee Table

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*
Previously filed.

Item 9.   Undertakings.
The undersigned registrant, hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on the 19th day of January, 2023.
SATIXFY COMMUNICATIONS LTD.
By:	/s/ Ido Gur
Name: Ido Gur
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on January 19, 2023.
Name	Position
/s/ Ido Gur Ido Gur	Chief Executive Officer (Principal Executive Officer)
/s/ Oren Harari Oren Harari	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Yoav Leibovitch	Chairman of the Board of Directors
* Mary P. Cotton	Director
* Richard C. Davis	Director
* Moshe Eisenberg	Director
* Yair Shamir	Director
* Yoram Stettiner	Director
* David L. Willetts	Director

*By:
/s/ Oren Harari

Name: Oren Harari
Title: Interim Chief Financial Officer

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SatixFy Communications Ltd. has signed this prospectus in the City of New York, State of New York, on the 19th day of January, 2023.
Authorized U.S. Representative-COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.